Exhibit 99.1


                         MAGELLAN PETROLEUM CORPORATION
                                  News release

                          KOTANEELEE LITIGATION SETTLED


         MADISON, Conn., September 10, 2003 -- Magellan Petroleum Corporation (NASDAQ: MPET) said that the litigants in the Kotaneelee litigation have entered into a settlement agreement. The Company will receive approximately $920,000, after Canadian withholding taxes and reimbursement of certain legal costs. The plaintiffs will terminate all litigation against the defendants related to the field, including the claim that the defendants failed to fully develop the field. Since each party has agreed to bear its own legal costs, there will be no taxable costs assessed against any of the parties.

         Statements in this press release that are not historical in nature are intended to be - and are hereby identified as -- "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are uncertainties as to pricing and production levels from the properties in which the Company has interests, and the extent of the recoverable reserves at those properties. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

                   Contact: James R. Joyce, at (203) 245-7664